NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 12, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 31, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective on July 31, 2019, each share of Common Stock of Xerox Holdings Corporation (Old XRX) was deemed to represent one (1) share of Xerox Holdings Corporation (New XRX) on a share for share basis. This Form 25 is being filed only for the removal from listing on the NYSE of the Common Stock of Xerox Holdings Corporation (Old XRX) and not a termination of the registration of the Common Stock of Xerox Holdings Corporation (New XRX) under Section 12(b) of the Exchange Act.